BDO
25th Floor Wing On Centre
111 Connaught Road Central
Hong Kong

December 30, 2011

Securities and Exchange Commission
100 F. Street N.E.
Washington, D.C. 20549

We have been furnished with a copy of Form 6-K for the event that occurred on December 30, 2011, to be filed by our former client, Yucheng Technologies Limited.  We agree with the statements made in the Form 6-K insofar as they relate to our Firm.

Very truly yours,
BDO Limited

/s/ BDO Limited